SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
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                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of Earliest Event Reported): October 9, 2007



                     SECURITY NATIONAL FINANCIAL CORPORATION
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             (Exact name of registrant as specified in this Charter)



Utah  0-9341   87-0345941   (State  or  other   jurisdiction  of  incorporation)
(Commission File Number) (IRS Employer Identification No.)



5300 South 360 West,  Salt Lake City, Utah             84123
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(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code:  (801) 264-1060
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                                 Does Not Apply
          (Former name or former address, if changed since last report)


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ITEM 1.01. Entry into Stock Purchase Agreement to Acquire Capital Reserve Life
           Insurance Company.

     On October 9, 2007, Security National Financial Corporation, through its wholly owned subsidiary, Security National Life Insurance Company, entered into a stock purchase agreement (the "Stock Purchase Agreement") with Capital Reserve Life Insurance Company, a Missouri domiciled insurance company ("Capital Reserve"), and its shareholders to purchase all of the outstanding shares of common stock of Capital Reserve from its shareholders. Under the terms of the transaction, Security National Life Insurance Company agrees to pay to the shareholders of Capital Reserve purchase consideration equal to the capital and surplus of Capital Reserve as of September 30, 2007 in the amount of $1,274,000, plus the interest maintenance reserve in the amount of $31,000 and the asset valuation reserve in the amount of $209,000 as of September 30, 2007, plus $1,037,967, less certain adjustments. The adjustments consist of any losses related to two litigation matters involving Capital Reserve and the difference in the amount of Capital Reserve's capital and surplus at closing compared to the amount of its capital and surplus on September 30, 2007.

     As of December 31, 2006, Capital Reserve had 10,851 policies in force and approximately 30 agents. For the year ended December 31, 2006, Capital Reserve had revenues of $5,663,000 and a net loss of $244,000. As of December 31, 2006, the statutory assets and the capital and surplus of Capital Reserve were $24,084,000 and $1,960,000, respectively.

     Security National Life Insurance Company anticipates completing the transaction on or before November 30, 2007, or within seven days from the date the required regulatory approvals are obtained. The obligations of Security National Life Insurance Company and Capital Reserve to complete the transaction are contingent upon satisfaction of the following conditions:

     A complete and satisfactory review by Security National Life Insurance Company of the books, records and business of Capital Reserve;

     Approval and adoption of the Stock Purchase Agreement by the Board of Directors of Security National Life Insurance Company and Capital Reserve; and

     Approval  of  the   transaction  by  any  regulatory   authorities   having
jurisdiction over Security National Life Insurance Company and Capital Reserve, including the insurance departments of the states of Missouri and Utah.

     At the closing of the transaction, Security National Life Insurance Company and Capital Reserve intend to enter into a reinsurance agreement to reinsure the majority of the in force business of Capital Reserve, as reinsurer, to the extent permitted by the Missouri Department of Insurance. Under the terms of the reinsurance agreement, Security National Life Insurance Company would pay a ceding commission to Capital Reserve in the amount of $1,738,000. In addition, following the payment of the ceding commission, Capital Reserve intends to declare a dividend to Security National Life Insurance Company in the amount of $1,738,000. The reinsurance agreement and the dividend payment are subject to approval by the Missouri Department of Insurance. Capital Reserve intends to submit a Form D to the Missouri Department of Insurance in connection with its request for approval of the dividend payment.

     As a result of the reinsurance agreement, certain insurance business and operations of Capital Reserve would be transferred to Security National Life Insurance Company, including all policies in force as of the effective date thereof. Any future business by Capital Reserve would be covered by this reinsurance agreement. Thus, except for capital and surplus of $1,253,000, $23,569,000 in assets and liabilities would be transferred from Capital Reserve to Security National Life Insurance Company pursuant to the reinsurance agreement. Following the closing of the transaction, Capital Reserve will continue to sell and service life insurance, annuity products, accident and health insurance, and funeral plan insurance.


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ITEM 9.01.  Financial Statements and Exhibits

         (c)  Exhibits

         10.1 Stock Purchase Agreement among Security National Life Insurance Company, Capital Reserve Life Insurance Company, and the shareholders of Capital Reserve Life Insurance Company.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                     SECURITY NATIONAL FINANCIAL CORPORATION
                                  (Registrant)



Date: November 2, 2007                           By:/s/ Scott M. Quist
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                                                    Scott M. Quist, President
                                                    President and Chief
                                                    Operating Officer